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                                  UNITED STATED
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        (AMENDMENT No.________________ )*


                           Cohesion Technologies, Inc.
                           ---------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                  19248N-10-1
                                  ------------
                                 (CUSIP Number)


                                December 31. 1999
                                -----------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          Rule 13d-1(b)

          Rule 13d-1(c)

      [x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Note:
-----

*The stock holdings represented herein reflect ownership as of December 31, 1999.

Reid W. Dennis (Reporting Person)
S.E.C. Account #0000903975

cc: NASDAQ Operations Department
    Joan Trampenau, Cohesion Technologies, Inc.


SEC 1745 (2/92)

--------------------------------------------                                            --------------------------------------------
CUSIP No.  19248N-10-1                                      13G                                       Page 2 of 5 Pages
           -----------
--------------------------------------------                                            --------------------------------------------

   1         NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Reid W. Dennis                   SSN #573-22~285O
------------------------------------------------------------------------------------------------------------------------------------
   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)             [ ]

                                                                       (b)             [ ]
------------------------------------------------------------------------------------------------------------------------------------
   3         SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
   4         CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------------------------------------------------------------------------------------------------------

     NUMBER OF                5   SOLE VOTING POWER (See Exhibit A)
      SHARES
   BENEFICIALLY                   696,043 Shares *Excludes Stock Options held by Mr. Dennis for 32,000 shares
   OWNED BY EACH              ------------------------------------------------------------------------------------------------------
 REPORTING PERSON             6   SHARED VOTING POWER
      WITH
                                  N/A
                              ------------------------------------------------------------------------------------------------------
                              7   SOLE DISPOSITIVE POWER (See Exhibit A)

                                  696,043 Shares *Excludes Stock Options held by Mr. Dennis for 32,000 shares
                              ------------------------------------------------------------------------------------------------------
                              8   SHARED DISPOSITIVE POWER

                                  N/A
------------------------------------------------------------------------------------------------------------------------------------
   9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Exhibit A)

             696,043 Shares *Excludes Stock Options held by Mr. Dennis for 32,000 shares
------------------------------------------------------------------------------------------------------------------------------------
   10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             Excludes Stock Options held by Mr. Dennis for 32,000 shares and excludes 1,500 shares held by Mr. Dennis as Trustee for Suzanne Weaver Dennis in which he disclaims any beneficial ownership

             [X]
------------------------------------------------------------------------------------------------------------------------------------
   11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


             8.0%
------------------------------------------------------------------------------------------------------------------------------------
   12        TYPE OF REPORTING PERSON*


             IN
------------------------------------------------------------------------------------------------------------------------------------
                                                  *SEE INSTRUCTION BEFORE FILLING OUT!


 Item 1:  Issuer
 ---------------

 (a)      Issuer;                                             Cohesion Technologies, Inc. ("The Issuer")

 (b)      Address of Principal Executive Office:              2500 Faber Place
                                                              Palo Alto, CA 94303

 Item 2: Filing  Persons
 -----------------------

 (a)      Name of Person Filing:                              Reid W. Dennis

 (b)      Principal Business Address:                         3000 Sand Hill Road
                                                              Building 2, Suite 290
                                                              Menlo Park, California 94025




(c)      Citizenship/Place of Organization:                   U.S.A.

(d)      Title of Class of Securities:                        Common Stock

(e)      CUSIP Number:                                        19248N-10-1

Item 3:  Not Applicable
-----------------------

Item 4:  Ownership
------------------

 (a)      Amount Beneficially Owned:                          696,043 Shares (See Exhibit A)

 (b)      Percent of Class:                                   8.0%

 (c)      Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote                     696,043 shares (See Exhibit A)

          (ii)  shared power to vote or to direct the vote                   -0-

          (iii) sole power to dispose or to direct
                the disposition of                                           696,043 shares (See Exhibit A)

          (iv)  shared power to dispose or to direct
                the disposition of                                           -0-

Item 5: Ownership of Five Percent or Less of a Class:                        Not ApplIcable
----------------------------------------------------

Item 6: Ownership  of more than 5% on Behalf of Others:                      Not Applicable
------------------------------------------------------

Item 7: Identification and Classification of the Subsidiary                  Not Applicable
-----------------------------------------------------------
        Which Acquired the Security Being Reported on By
        ------------------------------------------------
        the Parent Holding Company
        --------------------------

Item 8: Identification and Classification of Members of the Group            Not Applicable
-----------------------------------------------------------------

                                               Page 3 of 5


Item 9:  Notice of Dissolution of Group:                                     Not Applicable
---------------------------------------

Item 10  Certification                                                       Not Applicable
----------------------


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                       -------------------------
                                                                  Date

                                                       -------------------------
                                                                Signature

                                                       -------------------------
                                                                Name/Title

                                                                       EXHIBIT H
FORM 4
                                                         IMB APPROVAL
[ ]   Check  this  box  if  no                    ------------------------------
longer  subject 1. Section 16.                    OMB Number: 3235-0287
Form    4    continue.     See                    Expires: February 1, 1994
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                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                         S.E.C. Acct. #0000903975

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

--------------------------------------------------------------------------------
1. Name and Address of Reporting Person
Dennis                                 Reid                          W.
--------------------------------------------------------------------------------
(Last)                                (First)                     (Middle)

c/o Institutional Venture Partners   3000 Sand Hill Road, Building 2, Suite 290
--------------------------------------------------------------------------------
                                    (Street)

Menlo Park                         California                   94025
--------------------------------------------------------------------------------
  (City)                            (State)                     (Zip)

--------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

    Cohesion Technologies, Inc.
--------------------------------------------------------------------------------
3. IRS of Social Security
   Number of Reporting
   Person (Voluntary)
   ###-##-####
--------------------------------------------------------------------------------
4. Statement for Month/Year

   July 1999
--------------------------------------------------------------------------------
5. If Amendment, Date of Original

    N/A
--------------------------------------------------------------------------------
6. Relationship of Reporting Person to Issuer (Check if applicable)

 _x_     Director          ___   10% Owner
 ___     Officer           ___   Other
    (give title below)           (specify below)
--------------------------------------------------------------------------------
Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

--------------------------------------------------------------------------------


1. Title of Security   2. Transaction     3. Trans    4. Securities Acquired (A) or   5. Amount of      6. Ownership    7. Nature
     Instr. 3)               Date           action       Disposed of (D)                 Securities          Form:      of Indirect
                                             Code        (Instr. 3,4, and 5)             Benefically         Direct      Beneficial
                           (Month/                                                       Owned at           (D) or       Ownership
                             Day/        (Instr. 8)                                      End  of           Indirect      (Instr. 4)
                            Year)                                                       (Instr. 3&4)          (I)
                                                                                                          (Instr. 4)

                                         ---------------------------------------------
                                          Code      V       Amount     (A)      Price
                                                                       or
                                                                       (D)

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                           696,043 Shs. *        D

------------------------------------------------------------------------------------------------------------------------------------
                                                                                       1,500 Shs.            I

------------------------------------------------------------------------------------------------------------------------------------
*Excludes 32,000 shs. "stock options"
 owned by Mr. Dennis (see reverse)
------------------------------------------------------------------------------------------------------------------------------------
cc: N.A.S.D.A.Q. Operations Department

------------------------------------------------------------------------------------------------------------------------------------
    Joan Trapenau, Cohesion Technologies, Inc.

------------------------------------------------------------------------------------------------------------------------------------

1. Title of Derivative   2. Conver-  3. Trans-  4.Trans-       5. Number of      6. Date Exercisable      7. Title and Amout
   Security                 sion or     action    action         Derivative         and Expiration           Uderlying Securities
   (Instr. 3)               Exercise    Date      Code           Securities         Date (Month/             (Instr. 3 and 4)
                            Price of    (Month/   (Instr. 8)     Acquired           Day/Year)
                            Deriv-      Day/Year)                (A) or
                            ative                                Disposed of
                            Security                             (D)
                                                                 (Instr. 3,4
                                                                  and 5)
                                                                                ----------------------------------------------------
                                                                                     Date     Expira-    Title            Amount
                                                                                     Exer-     tion                         of
                                                                                    cisable    Date                       Number
                                                                                                                            of
                                                                                                                          Shares
                                                --------------------------------
                                                Code    V      (A)       (D)

------------------------------------------------------------------------------------------------------------------------------------

Common Stock                                            V       A                    7/1/1990  7/1/2000                    3,000*
------------------------------------------------------------------------------------------------------------------------------------
    "              "                                    V       A                    7/1/1991  7/1/2001                    3,000*
------------------------------------------------------------------------------------------------------------------------------------
    "              "                                    V       A                    7/1/1992  7/1/2002                    3,000*
------------------------------------------------------------------------------------------------------------------------------------
    "              "                                    V       A                    7/1/1993  7/1/2003                    3,000*
------------------------------------------------------------------------------------------------------------------------------------
    "              "                                    V       A                    7/1/1994  7/1/2004                    3,000*
------------------------------------------------------------------------------------------------------------------------------------
    "              "                                    V       A                    7/1/1995  7/1/2005                    3,000*
------------------------------------------------------------------------------------------------------------------------------------
    "              "                                    V       A                    7/1/1996  7/1/2006                    3,000*
------------------------------------------------------------------------------------------------------------------------------------
    "              "                                    V       A                    7/1/1997  7/1/2007                    3,000*
------------------------------------------------------------------------------------------------------------------------------------
    "              "                                    V       A                    7/1/1998  7/1/2008                    3,000*
------------------------------------------------------------------------------------------------------------------------------------
    "              "                                    V       A                    7/1/2000  7/1/2009                    5,000*
------------------------------------------------------------------------------------------------------------------------------------

Title of Derivative       8. Price of Derivative    9. Number of Derivative    10. Ownership  Form  of      11. Nature of Indirect
  Security                   Security (Instr. 5)       Securities Benefically      Derivative Security;            Beneficial
   Instr. 3)                                           Owned at End of                Direct (D) or             Ownership (Instr. 4)
                                                       Month (Instr. 4)           Indirect (I) (Insr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock
------------------------------------------------------------------------------------------------------------------------------------
    "              "
------------------------------------------------------------------------------------------------------------------------------------
    "              "
------------------------------------------------------------------------------------------------------------------------------------
    "              "
------------------------------------------------------------------------------------------------------------------------------------
    "              "
------------------------------------------------------------------------------------------------------------------------------------
    "              "
------------------------------------------------------------------------------------------------------------------------------------
    "              "
------------------------------------------------------------------------------------------------------------------------------------
    "              "
------------------------------------------------------------------------------------------------------------------------------------
    "              "
------------------------------------------------------------------------------------------------------------------------------------
    "              "                                   32,000                              D
------------------------------------------------------------------------------------------------------------------------------------

Explanation of responses:  * Acquired in a  distribution  by  Collagen  Corporation  on August 18, 1998 in which I received  676,043 shares of Cohesion Technology,  Inc. common stock and 30,000 Cohesion  Technologies,  Inc. common stock options. I disclaim any beneficial ownership of 1,5000 shares of Cohesion Technologies,  Inc. (acquired in the August 18,  1998  Collagen  Corporation  distribution)  common  stock held by me as Trustee  for
                             Suzanna Weaver Dennis.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).